Exhibit 5.1

April 3, 2023

Orchestra BioMed Holdings, Inc.
150 Union Square Drive
New Hope, PA 18938

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Orchestra BioMed Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the registration statement on Form S-8 to be filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”) to effect registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 7,358,508 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (“Common Stock”), comprised of: (i) 3,413,845 shares of Common Stock reserved for awards available for future issuance under the Orchestra BioMed Holdings, Inc. 2023 Equity Incentive Plan (the “2023 Plan”), (ii) 20,925 shares of Common Stock reserved for issuance pursuant to outstanding stock options issued under the 2023 Plan; and (iii) 3,923,738 shares of Common Stock reserved for issuance pursuant to outstanding stock options issued under the Orchestra BioMed, Inc. 2018 Stock Incentive Plan (the “2018 Plan” and together with the 2023 Plan, the “Plans”).

As such counsel and for purposes of our opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and instruments of the Company and corporate records furnished to us by the Company, and have reviewed certificates of public officials, statutes, records and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, including, without limitation:

(i)	the Registration Statement;
(ii)	the Certificate of Incorporation of the Company (the “Certificate of Incorporation”), as certified as of April 3, 2023 by the Office of the Secretary of State of the State of Delaware;
(iii)	the Bylaws of the Company as presently in effect, as certified by an officer of the Company on April 3, 2023;
(iv)	the 2023 Plan and the forms of award agreements related thereto;
(v)	the 2018 Plan;
(vi)	a certificate, dated as of April 3, 2023, from the Office of the Secretary of State of the State of Delaware, certifying as to the existence and good standing of the Company in the State of Delaware (the “Good Standing Certificate”);

Orchestra BioMed Holdings, Inc.

April 3, 2023

(vii)	the resolutions adopted by the board of directors of the Health Sciences Acquisitions Corporation 2 (“HSAC2”) and the resolutions adopted by the Compensation Committee of the Company regarding the 2023 Plan, and other matters related thereto, as certified by an officer of the Company on April 3, 2023;
(viii)	the resolutions adopted by the shareholders of HSAC2 regarding the 2023 Plan, and other matters related thereto, as certified by an officer of the Company on April 3, 2023;
(ix)	the resolutions adopted by the board of directors of Orchestra BioMed, Inc. regarding the 2018 Plan, and other matters related thereto, as certified by an officer of the Company on April 3, 2023; and
(x)	the agreement and plan of merger, dated as of July 4, 2022, by and among HSAC2, HSAC Olympus Merger Sub, Inc., and Orchestra BioMed, Inc., as amended.

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth in this opinion letter.

In such examination and in rendering the opinion expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iii) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to originals thereof, and that such originals are authentic and complete; (iv) the legal capacity, competency and authority of all individuals executing all agreements, instruments, corporate records, certificates and other documents; (v) the due authorization, execution and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto (other than the Company); (vi) that no documents submitted to us have been amended or terminated orally or in writing except as has been disclosed to us in writing; (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct on and as of the date hereof; (viii) that there has not been any change in the good standing status of the Company from that reported in the Good Standing Certificate; and (ix) that each of the officers and directors of the Company has properly exercised his or her fiduciary duties. As to all questions of fact material to this opinion letter, and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation or verification) upon representations and certificates or comparable documents of officers and representatives of the Company. We have also assumed that the individual issuances, grants, awards or grants of purchase rights under the Plans will be duly authorized by all necessary corporate action of the Company and duly issued, granted or awarded and exercised in accordance with the requirements of law, the Plans and the agreements, forms of instrument, awards and grants duly adopted thereunder. We have also assumed that upon the issuance of any Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Certificate of Incorporation.

Based upon the foregoing, and in reliance thereon, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that the Shares are duly authorized and, when issued and sold as described in the Registration Statement and in accordance with the 2023 Plan or the 2018 Plan and the applicable award agreements or forms of instrument evidencing purchase rights thereunder (including the receipt by the Company of the full consideration therefor), will be validly issued, fully paid and nonassessable.

Orchestra BioMed Holdings, Inc.

April 3, 2023

Without limiting any of the other assumptions, limitations, qualifications and exceptions stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, as in effect on the date of this opinion letter.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

This opinion letter is rendered solely in connection with the preparation and filing of the Registration Statement. This opinion letter is rendered as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even if the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Paul Hastings LLP